CONTACT:      ELAINE LINTECUM
              MCCLATCHY NEWSPAPERS, INC.
              (916) 321-1846


                 MCCLATCHY COMPLETES COWLES MEDIA COMPANY MERGER

         SACRAMENTO, CA, MARCH 19, 1998 -- THE MCCLATCHY COMPANY (NYSE: MNI) announced today that it completed the merger of McClatchy Newspapers, Inc. and Cowles Media Company. Shareholders of both companies overwhelmingly approved the merger at special shareholders meetings held today in Sacramento and Minneapolis. Effective immediately both companies become wholly-owned subsidiairies of The McClatchy Company, a Delaware corporation.

         Simultaneously with the closing of the transaction, McClatchy sold Cowles' magazine publishing subsidiaries to PRIMEDIA Inc. and its book publishing subsidiary to a management group led by the subsidiary's president. These subsequent transactions were valued in excess of $208 million and the proceeds from these sales were used to reduce debt incurred to complete the Cowles merger.

         The primary asset to be retained by McClatchy is the STAR TRIBUNE which serves the Twin Cities of Minneapolis/St. Paul. The STAR TRIBUNE newspaper, with daily circulation of 387,000 and 673,000 Sunday, ranks as the 16th largest daily and 12th largest Sunday newspaper in the nation, and becomes McClatchy's largest newspaper.

         In connection with the merger, McClatchy issued approximately 6.4 million shares of Class A Common Stock. And after the sale of the non-newspaper subsidiaries, McClatchy had $1.09 billion in long-term bank debt, including the assumption of approximately $81.0 million in existing Cowles debt and refinancing of $70.0 million in existing McClatchy debt.

         McClatchy also noted that Elizabeth Ballantine, a Cowles family member and former member of the Cowles board of directors, was appointed to the McClatchy board of directors representing Class A shareholders effective immediately. Ms. Ballantine, 49, is an attorney with Dickstein, Shapiro, Morin & Oshinsky LLP, a Washington D.C. based law firm since November 1993 and was a Cowles board member since 1993. From August 1990 to November 1993, she worked as a private consultant for international business investments and has also been an Adjunct Professor of History with The George Washington University since 1991. Ms. Ballantine was the managing trustee of the Cowles Family Voting Trust.

         Because the merger was completed prior to the end of McClatchy's 1998 first quarter, the Company indicated that the STAR TRIBUNE'S results from March 20, 1998 through quarter end will be included in its 1998 first quarter earnings. McClatchy reported earnings from ongoing operations of 30 cents per share in the first quarter of 1997. Gary Pruitt, McClatchy's president and chief executive officer said, "Our effective tax rate for 1998 will increase due to the non-deductible nature of goodwill amortization associated with the merger. This factor, coupled with higher interest expense and a greater number of shares outstanding, will have a dilutive effect on earnings and earnings per share beginning in the first quarter of 1998."

         Separately, McClatchy announced that on March 11, 1998, the Newspaper Guild of the Twin Cities voted to accept a five-year contract with the STAR TRIBUNE. The contract, which covers approximately 400 journalists, promotion employees and circulation district managers, provides for three percent annual raises and for the reduction of 33 district managers by the year 2006, with many leaving by 2001. Also, severance packages have been made available for up to 12 additional employees in connection with the new Guild contract.

         On March 16, 1998 the Minneapolis/St.Paul Mailers Union #4, which represents 227 STAR TRIBUNE employees, agreed to a 10-year contract with annual raises of 60 cents per hour in six of the years and lump sum payments in the other four years. The contract also includes the reduction of the equivalent of 30 employees in the mailroom over the contract term.

         Gary Pruitt said, "We are pleased to welcome the STAR TRIBUNE and its employees to the McClatchy family of newspapers. It is a premiere asset in a strong growth market that offers excellent opportunity to build long-term shareholder value. We also welcome Elizabeth Ballantine to our board of directors. And finally, I want to thank both the Cowles and McClatchy shareholders who have expressed confidence in this merger, and the employees represented by the unions that have recently exhibited their confidence in the STAR TRIBUNE and McClatchy ownership by voting to establish long-term labor contracts with the STAR TRIBUNE. We look forward to a smooth transition to McClatchy ownership."

                  THE MCCLATCHY COMPANY, headquartered in Sacramento, California, now publishes 11 daily and 13 non-daily newspapers located in western coastal states, North and South Carolina and the Twin Cities of Minneapolis/St. Paul. In 1997, McClatchy reported revenues of $641.9 million. The combined company would have reported 1997 revenues of approximately $1 billion and would have had daily circulation of 1.35 million and Sunday circulation of 1.85 million. Along with the STAR TRIBUNE in Minneapolis, McClatchy's newspapers include, among others, THE SACRAMENTO BEE, THE NEWS AND OBSERVER (Raleigh, NC), THE FRESNO (CA) BEE, THE NEWS TRIBUNE (Tacoma, WA) and the ANCHORAGE DAILY NEWS. McClatchy also owns and operates other media-related businesses, including Nando.net, a national on-line publishing operation and The Newspaper Network, a national newspaper marketing company. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

                           - ADDITIONAL INFORMATION -

         This release contains estimates and other forward-looking statements covering subjects related to operational and financial results of The McClatchy Company. These forward-looking statements, and any other statements going beyond historical facts that have been discussed, are subject to risks and uncertainties that could cause actual results to differ. These include increases in newsprint prices and/or printing and distribution costs over anticipated levels, competition from other forms of media in the companies' principal markets, increased consolidation among major retailers in the companies' newspaper markets or other events depressing the level of advertising, an economic downturn in the local economies of California's Central Valley, Washington state, Alaska, the Carolinas or the Twin Cities of Minneapolis/St. Paul, or other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising.